UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 7, 2011

Adeona Pharmaceuticals, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

01-12584	13-3808303
(Commission File Number)	(IRS Employer Identification No.)

3985 Research Park Drive, Suite 200
Ann Arbor, MI 48108

(Address of principal executive offices and zip code)

(734) 332-7800

    (Registrant’s telephone number including area code)

N/A

    (Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On December 7, 2011 a closing was held for the transaction previously announced on November 21, 2011 between Adeona Pharmaceuticals, Inc. (the “Company”) and Intrexon Corporation (“Intrexon”).  The Company issued 3,123,558 shares of Company common stock (the “Shares”) at a purchase price equal to the $0.001 par value of such shares, which issuance is also deemed paid in partial consideration for the execution and delivery of the Exclusive Channel Collaboration Agreement, dated November 18, 2011, between the Company and Intrexon. The offer and issuance of the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For this issuance, the Company is relying on the exemption from federal registration under Section 4(2) of the Securities Act, based on the Company’s belief that the offer and sale of the Shares does not involve a public offering as Intrexon is an “accredited investor” as defined under Section 501 promulgated under the Securities Act and no general solicitation has been involved in the offering.

Item 8.01	Other Events

On December 7, 2011, the Company completed the closing of its exclusive channel collaboration transaction with Intrexon, which was previously announced in the Company’s press release and Form 8-K on November 21, 2011. The Company intends to use Intrexon’s advanced transgene engineering platform for the controlled, precise and continuous in vivo cellular production of prostacyclin synthase, a specific enzyme that regulates the production of prostacyclin, intended for the treatment of pulmonary arterial hypertension. Pursuant to the terms of the Stock Purchase Agreement between the Company and Intrexon dated November 18, 2011, the Company met all of the requisite closing conditions, including the receipt of NYSE Amex approval, and has issued the Shares to Intrexon, which issuance is deemed paid in partial consideration for the execution and delivery of the Exclusive Channel Collaboration Agreement, dated November 18, 2011, between the Company and Intrexon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2011	ADEONA PHARMACEUTICALS, INC.
(Registrant)

	By:	/s/ James S. Kuo
Name: James S. Kuo
Title: President and Chief Executive Officer